EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made the 29th day of September, 2015

AMONG:

ONLINE SECRETARY, INC. a Nevada corporation with registered address at 112 North Curry Street, Carson City, 89703-4934

(herein called “the Purchaser”)

OF THE FIRST PART

AND:

SHARKREACH, INC., a Nevada corporation having an office at Suite 100, 1219 Morningside Drive, Manhattan Beach California, USA 90266

(herein called “the Seller”)

OF THE SECOND PART

WHEREAS:

A.	The Seller is the owner to certain assets, software (Source Code and Object Code), Client Lists, Goodwill and Media;

B.	Prior to the date hereof, the Purchaser conducted business as an online secretarial services company;

C.	The Seller has agreed to sell, and the Purchaser to purchase, all the Seller’s Assets as set out herein subject to the terms and conditions herein provided.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants, Agreements, representations, warranties and payments hereinafter contained, the parties hereto covenant and agree as follows:

1.00 PURCHASE AND SALE OF ASSETS

1.01 Upon the terms and subject to the conditions hereof, the Seller agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the time of closing, the undertaking, the Seller’s business concept, model and idea, the going concern of the Vender’s Business and all the Assets of the Seller's Business including, but without limiting the foregoing:

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(a)	The Chattels, Equipment, Business, and Intellectual Property as set out in Schedule “A”;

(b)

All right and interest of the Seller to all registered and unregistered trade marks, trade or brand names, copy-rights, designs, restrictive covenants and other industrial or intellectual property used in connection with the Seller's Business including but without limiting the generality of the foregoing, the rights to the business idea, the client lists, network, Influencers, and business relationships source codes set out in Schedule “A” (the "Intangible Property")

(c)

The goodwill of the Seller's Business and the right of the Purchaser to represent itself as carrying on the Seller's Business in continuation of and in succession to the Seller and the right to use the name "SHARKREACH" or any variation thereof as part of or in connection with the Seller's Business; all of which are collectively called the "Assets".

1.02 Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any of the following assets, properties or rights of Seller (the “Excluded Assets”), and all such Excluded Assets shall be excluded from the Assets: (a) the assets listed under the heading “Excluded Assets” on Schedule “A” and (b) the rights which accrue or will accrue to Seller under this Agreement and the other agreements being executed in connection herewith.

2.00 PURCHASE PRICE; ALLOCATION; NON-ASSIGNABLE ASSETS

2.01 The purchase price payable by the Purchaser to the Seller for the Assets and the Assumed Liabilities shall be 24,750,000 shares of the Purchaser’s common stock, par value $0.01 (U.S.) (the “Sale Shares”), issued by the Purchaser to the Seller, as set out herein.

2.02 Purchaser and Seller shall in good faith agree upon the allocation of the purchase price among the Assets in accordance with the principles of Section 1060 of the Internal Revenue

Code of 1986, as amended (the “Code”), and the U.S. Treasury regulations thereunder (the “Purchase Price Allocation”) prior to or no later than sixty (60) days following the Closing. Any subsequent adjustments to the purchase price shall be reflected in the Purchase Price Allocation in a manner consistent with Section 1060 of the Code and the regulations thereunder. Purchaser and Seller (i) shall execute and file their respective tax returns in a manner consistent with the allocation as finally determined pursuant to this Section 2.02 and (ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation. Seller and Purchaser shall each timely file a Form 8594 with the U.S. Internal Revenue Service in accordance with the requirements of Section 1060 of the Code.

2.03 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of any person or entity (a “Person”) who is not a party to this Agreement or an affiliate of a party to this Agreement (including any governmental authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the purchase price on account thereof. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all agreements of Seller included in the Assets or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Purchaser the relevant Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

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3.00 PAYMENT OF THE PURCHASE PRICE; LOCK-UP

3.01 The purchase price shall be paid and satisfied in the following manner:

(a)	Purchaser shall deliver a certificate (or certificates) (each, a “Stock Certificate”) representing the Sale Shares to the Seller as fully paid-up.

3.02 Should any change be made to the capital stock of the Purchaser by reason of any stock split or combination of shares by way of share rollback, then appropriate adjustments shall be made to the total number of Sale Shares, however, such change shall preclude a dilution or enlargement to the value of Sale Shares issued.

3.03 All Sale Shares shall be subject to the following lock-up restrictions (prohibiting selling any shares of stock) during the 24 months following the Closing: (a) all such shares will be locked up until 12 months after Closing, and (b) for the 12 months thereafter, shareholders shall only be permitted to sell up to 1/12th of their shareholdings per month only at prices greater than $0.25 per share. All lock-up restrictions shall be removed after 24 months.

4.00 NAME CHANGES

Upon closing of this transaction: (a) Purchaser shall cause its name to be changed to “SHARKREACH CORP.” or other such name as acceptable to the Board of Directors of both Purchaser and Seller and (b) Seller shall cause its name to be changed to SRI Seller Inc. or other such name as acceptable to the Board of Directors of both Purchaser and Seller.

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5.00 REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows as of the Closing, with the intent that the Purchaser shall rely thereon in entering into this Agreement, and in concluding the purchase and sale contemplated herein.

5.01 Status of the Seller

The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada, and has the power and capacity to own and dispose of the Assets and to carry on the Seller's Business as now being conducted by it and to enter into this agreement and carry out its terms to the full extent.

5.02 Authority to sell

The execution and delivery of the Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.03 Sale will not cause default

To Seller’s knowledge, neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated herein will:

(a)

Violate any of the terms and provisions of the bylaws, articles of incorporation or other organizational documents of the Seller, or any order, decree, statute, regulation, covenant or restriction applicable to the Seller or any of the Assets; or

(b)	Give any person the right to terminate, cancel or remove any of the Assets, save to the extent the consent of third parties is required to assign the contracts;

5.04 Assets

The Seller owns and possesses and has a good and marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interest, encumbrances or other claims whatsoever (collectively, “Encumbrances”). The Seller owns and possesses, inter alia, the rights to the source and object codes, if any, as set out in Schedule “A” free and clear of any and all Encumbrances.

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5.05 Litigation

There is no action, lawsuit, litigation, order, decree, unsatisfied judgment, penalty, award or administrative or governmental proceeding or inquiry (collectively, “Actions”) pending or, to the knowledge of the Seller, threatened against or relating to the Assets, nor does the Seller know of or have reasonable grounds for believing that there is any basis for any such Action.

5.06 Compliance with laws

Seller is in compliance with all Laws (as defined below) applicable to the conduct of the Seller’s Business as currently conducted or the ownership and use of the Assets, except where the failure to be in compliance would not have a material adverse effect.

As used herein, “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority.

5.07 Contracts.

Schedule “A” sets forth each contract, agreement, undertaking or other arrangement to which Seller is a party or by which it is bound. Seller is not in breach of, or default under, any such contract, agreement, undertaking or other arrangement, except as would not be reasonably expected to have a material adverse effect on Seller’s Business. Seller will cause Parties to contracts to agree any assignment.

5.08 General

(a)	The Seller is not a “foreign person” as defined in Section 1445 of the Code;

(b)	The Seller owns and has the right to sell the items listed in Schedule “A”;

(c)	The Assets agreed to be bought and sold are sold free and clear of all Encumbrances;

(d)	The Client List and Sale Pipeline is up to date and current;

(e)

Until the Closing Date, Seller shall not, without the written consent of Purchaser, dispose of or encumber any of the assets or property to be sold hereunder, with the exception of any transactions occurring in the ordinary course of Seller’s Business. The undertaking and assets agreed to be bought and sold will not be adversely affected in any material respect in any way, and Seller will not do anything before or after closing to prejudice the Goodwill.

5.09 Taxes.

Except as would not have a material adverse effect, Seller has filed (taking into account any valid extensions) all material tax returns with respect to Seller’s Business required to be filed by Seller and has paid all taxes shown thereon as owing. All taxes which Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been or will be duly paid to the proper governmental authority as and when due. Seller is not currently the beneficiary of any extension of time within which to file any material tax return other than extensions of time to file tax returns obtained in the ordinary course of business.

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5.10 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Seller.

6.00 COVENANTS OF THE PARTIES

6.01 Delivery of Assets

The Seller agrees to deliver the Assets to the Purchaser on the Closing Date at the offices of Sharkreach, Inc., in Manhattan Beach, California.

6.02 Insurance

From the date hereof until the time of receipt of the Assets by the Purchaser, the Seller will maintain in full force and effect the policies of insurance in respect of the Assets to the extent any such policies existed immediately prior to the date hereof, and will otherwise preserve and safeguard the Assets.

6.03 Procure Consents

The Seller shall diligently take all reasonable steps required to obtain prior to the time of Closing, all consents to the assignment of the contracts and other of the Assets for which a consent is required.

6.04 Bulk Sales

The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Purchaser.

6.05 Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transaction documents contemplated hereby shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

7.00 REPRESENTATION AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller as follows as of the Closing, with the intent that the Seller shall rely thereon in entering into this Agreement, and in concluding the purchase and sale contemplated herein.

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7.01 Status of Purchaser

The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada, USA and has the power and capacity to enter into this Agreement and carry out its terms.

7.02 Authority to Purchase

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.03 Consents

To each Purchaser’s knowledge, neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated herein will violate (a) any of the terms and provisions of the bylaws, articles of incorporation or other organizational documents of Purchaser, or (b) any order, decree, statute, agreement, regulation, covenant or restriction applicable to Purchaser.

7.04 Shares

(a)

All issued and outstanding shares of Purchaser’s capital stock, including the Sale Shares to be issued to Seller at Closing, have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of Purchaser’s capital stock were issued in violation of the Purchaser’s articles of organization or bylaws or any agreement or in violation of the preemptive rights of any Person.

(b)

Schedule “D” hereto contains a table setting forth Purchaser’s capitalization immediately following the issuance to Seller of the Sale Shares. Except as set forth on Schedule “D” and except with respect to the debentures described in Article XII below: (i) there are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Purchaser is or may become obligated to issue or sell any capital securities; (ii) there are no outstanding or authorized share appreciation, phantom stock or similar rights with respect to the Purchaser; and (iii) no Person has any right to vote any of the shares of capital stock issued by Purchaser.

(c)	The Purchaser shall, at the Closing Date, have 45,000,000 shares of capital stock of all classes issued or outstanding, inclusive of all securities issued under this Agreement.

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7.05 Litigation

There is no Action pending or, to the knowledge of Purchaser, threatened against or relating to the Purchaser, nor does Purchaser know of or have reasonable grounds for believing that there is any basis for any such Action.

7.06 Compliance with laws

Purchaser is in compliance with all Laws applicable to the conduct of the Purchaser’s business as currently conducted and as proposed to be conducted following the Closing, including all securities laws, except where the failure to be in compliance would not have a material adverse effect.

7.07 Financial Statements.

Copies of the audited financial statements consisting of the Purchaser’s balance sheet as at September 30 in each of the fiscal years 2013 and 2014 and the related statements of profit and loss for the fiscal years then ended (the “Financial Statements”) have been delivered or made available to Seller. The Financial Statements fairly present in all material respects the financial condition of the Purchaser as of the respective dates they were prepared and the results of the operations of the Purchaser for the periods indicated. The latest available balance sheet of the Purchaser as of March 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Purchaser has no liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP, except for (a) liabilities disclosed, reflected or reserved against on the Financial Statements, (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business, (c) the debentures described in Article XII below, and (d) liabilities arising under this Agreement. From the Balance Sheet Date until the Closing Date, Purchaser has operated its business in the ordinary course of business in all material respects and there has not been any material adverse change in the financial condition, operations or business of Purchaser taken as a whole from that shown on the Balance Sheet, or any material transaction or commitment effected or entered into by Purchaser outside the ordinary course of business (except with respect to those transactions contemplated by this Agreement and the other transaction documents related hereto).

7.08 Contracts.

There are no contracts, agreements, undertakings or other arrangements to which Purchaser is a party or by which it is bound. Purchaser is not in breach of, or default under, any such contract, agreement, undertaking or other arrangement, except as would not be reasonably expected to have a material adverse effect on Purchaser.

7.09 Assets

The Purchaser owns and possesses and has a good and marketable title to its assets free and clear of all Encumbrances.

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7.10 Taxes.

Except as would not have a material adverse effect, Purchaser has filed (taking into account any valid extensions) all material tax returns with respect to Purchaser required to be filed by it and has paid all taxes shown thereon as owing. All taxes which Purchaser has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been or will be duly paid to the proper governmental authority as and when due. Purchaser is not currently the beneficiary of any extension of time within which to file any material tax return other than extensions of time to file tax returns obtained in the ordinary course of business.

7.11 Employees; Benefit Plans

Immediately prior to the Closing, Purchaser does not employ any Persons. Purchaser has not established or maintained any employee benefit plans at any time from its inception through and including the Closing Date.

7.12 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other transaction document based upon arrangements made by or on behalf of Purchaser.

8.00 SURVIVAL; INDEMNIFICATION

8.01 Survival.

All representations and warranties made by the parties to this Agreement or pursuant hereto shall, unless otherwise expressly stated be and remain true at Closing and shall, survive for twelve (12) months following the time of Closing. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

8.02 Indemnification By Seller.

Subject to the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify Purchaser, its affiliates (including Parent) and its and their stockholders, officers, directors, employees, agents and representatives (other than Seller and its shareholders) and their respective successors and assigns (collectively, the “Purchaser Indemnitees”) against, and shall hold the Purchaser Indemnitees harmless from and against, any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees (“Losses”) incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other transaction documents related hereto;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the other transaction documents related hereto; or

(c)	any Excluded Asset.

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8.03 Indemnification By Purchaser.

Subject to the other terms and conditions of this Article VIII, from and after the Closing, Purchaser shall indemnify Seller, its affiliates and its and their members, stockholders, officers, directors, managers, employees, agents and representatives and their respective successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or the other transaction documents related hereto;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or the other transaction documents related hereto; or

(c)	any Assumed Liability.

8.04 Certain Limitations.

The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)

The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed the value of the Sale Shares (as measured at the time such claim is made). For the avoidance of doubt, Seller may in its sole and absolute discretion satisfy the amount of any such claim pursuant to the forfeiture and cancellation of the number of Sale Shares equivalent to the dollar value of such claim.

(b)

Payments by an Indemnifying Party pursuant to Section 8.02(a) or Section 8.03(a) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any such Losses prior to seeking indemnification under this Agreement.

(c)

In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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(d)

Each Indemnified Party shall take, and cause its Affiliates to take commercially reasonable steps to mitigate any Loss subject to Sections 8.02(a) or 8.03(a), as the case may be, upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)

No party hereto shall be liable for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other party contained in this Agreement if such party had knowledge of such inaccuracy or breach prior to the Closing.

8.05 Indemnification Procedures.

(a)

Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)

Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(c)

Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 10 days after its receipt of such notice to respond in writing to such Direct Claim. During such 10-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 10-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.06 Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price for tax purposes, unless otherwise required by law.

8.07 Right to Assert Defenses and Rights.

Each of Parent and Purchaser hereby agrees that Seller shall have the right to assert on its behalf, and Seller shall have the benefit of, any defense or right included in the Assets in connection with Seller’s defense of any matter with respect to which a Purchaser Indemnitee is seeking indemnification under this Article VIII.

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8.08 Exclusive Remedies.

Subject to Section 24.00, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 24.00 or to seek any remedy on account of any fraud by any party hereto.

9.00 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER

9.01 Conditions to Obligations of the Seller. All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the time of closing, of the conditions hereinafter enumerated:

(a)

All consents or approvals required to be obtained by the Seller for the purpose of selling, assigning or transferring the Assets have been obtained, provided that this condition may only be relied upon by the Seller if the Seller has diligently exercised its best efforts to procure all such consents or approvals and the Parent and Purchaser have not waived the need for all such consents and approvals;

(b)	The Purchaser has delivered validly approved and executed Board and shareholder resolutions approving this Agreement, the issuance of the Sale Shares, and the transactions contemplated herein;

(c)	Purchaser’s representations and warranties hereunder are true and correct as of the Closing Date;

(d)	Purchaser has fulfilled and satisfied all its covenants, agreements, and other obligations hereunder on or prior to the Closing Date, including its obligations under Section 12.01 below;

(e)

Purchaser has duly executed and delivered all other transaction documents related hereto required to be executed by such party and Seller has otherwise received all other closing deliveries required to be delivered by such party hereunder;

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(f)	No material adverse event with respect to the Parent or Purchaser or its business has occurred or is continuing;

(g)

There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement. In addition, there shall be no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Seller, threatened, which question the validity of this Agreement or any action taken or to be taken by the Parent or Purchaser or the Seller in connection herewith; and

(h)

The key employees of Seller, including Steve Smith, Jamie Allen and Steve Moriya shall have entered into exclusive employment or consulting contracts, with a minimum term of three (3) years, with Purchaser, such agreements to be on terms mutually acceptable to Purchaser and such employees.

9.02 Conditions to Obligations of Parent and Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the time of closing, of the conditions hereinafter enumerated:

(a)

All consents or approvals (including all regulatory approvals) required to be obtained by Purchaser in order to undertake its obligations hereunder have been obtained, provided that this condition may only be relied upon by any such party if it has diligently exercised its best efforts to procure all such consents or approvals and the Seller has not waived the need for all such consents and approvals;

(b)

The key employees of Seller, including Steve Smith, Jamie Allen and Steve Moriya shall have entered into exclusive employment or consulting contracts, with a minimum term of three (3) years, with Purchaser, such agreements to be on terms mutually acceptable to Purchaser and such employees;

(c)	Seller shall deliver validly executed Board and shareholder resolutions approving this Agreement;

(d)	Seller’s representations and warranties hereunder are true and correct as of the Closing Date;

(e)	Seller has fulfilled and satisfied all its covenants, agreements, and other obligations hereunder on or prior to the Closing Date;

(f)

Seller has duly executed and delivered all other transaction documents related hereto required to be executed by Seller and Purchaser has otherwise received all other closing deliveries required to be delivered by Seller hereunder;

(g)	No material adverse event with respect to Seller or the Seller’s Business has occurred or is continuing; and

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(h)

There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement. In addition, there shall be no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Purchaser, threatened, which question the validity of this Agreement or any action taken or to be taken by the Purchaser or the Seller in connection herewith.

10.00 CLOSING

10.01 Subject to the terms and conditions hereof, the purchase and sale of the Assets shall be consummated at a closing (the “Closing”) to be held on October 31, 2015 or any other date mutually agreed upon between the parties (the “Closing Date”) at the offices of Sharkreach, Inc. in Manhattan Beach, California, or at such other place as mutually agreed among the parties. The Closing shall be deemed effective as of 11:59 p.m. Pacific Standard Time on the Closing Date.

10.02 Documents to be delivered by the Seller

At the closing the Seller shall deliver or cause to be delivered to the Purchaser:

(a)

All deeds of conveyance, bills of sale, transfer and assignments in form and content mutually agreed by the parties, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registerable in all places where registration of such instruments is required.

(b)	The Assets; and

(c)

Certified copies of such resolutions of the shareholders and directors of the Seller as are required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Seller pursuant thereto.

10.03 Documents to be delivered by the Purchaser

At the closing the Purchaser shall deliver, or cause to be delivered, to the Seller the Sale Shares.

11.00 TERMINATION

11.01 Termination.

(a)	Right to Terminate. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated:

(i)	by Purchaser and Seller by mutual consent;

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(ii)

by Seller, on the one hand, or by Purchaser, on the other hand, if the Closing shall not have occurred on or before November 1, 2015, provided that the right to terminate this Agreement under this Section 11.01(a)(ii) shall not be available to (A) Seller if Parent and Purchaser has each fulfilled its obligations with respect to Section 12.01 below or (B) either party whose misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of; or resulted in, the failure to consummate the Closing on or before such date;

(iii)

by Seller, on the one hand, or by Purchaser, on the other hand, if there has occurred a material breach, failure to fulfill, or default on the part of the other party of any covenant or agreement contained herein that cannot be, or has not been, cured within thirty (30) days of its occurrence; or

(iv)

by Seller, on the one hand, or by Purchaser, on the other hand, if consummation of the transactions contemplated hereby would violate a final non-appealable order of a federal or state court; or there shall be any action taken, or any Law or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority which would make the consummation of the transactions contemplated under this Agreement illegal.

(b)

Good Faith Performance. No party shall be entitled to exercise any unilateral right of termination pursuant to Section 11.01(a) if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date termination is sought.

11.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of any party hereto or its officers, directors, members or shareholders. Notwithstanding the foregoing sentence, (a) the provisions of Sections 14, 15, 17.01, 17.03, and 18 through 25 shall remain in full force and effect and survive any termination of this Agreement; and (b) each party shall remain liable for any breach of this Agreement prior to its termination.

12.00 Loans

Prior to, concurrent with, or following closing of the transaction, the Purchaser shall provide the following financing to Seller:

12.01 First Loan

On or before September 30, 2015, Purchaser shall provide, a loan to Seller in the amount of $150,000. The Loan will be forgiven upon closing of the agreement In the event the agreement is not completed on or before December 31, 2015 the $150,000 loan shall be converted into Equity of the seller.

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12.02 Subsequent Funding

Subject to the condition that the Closing has previously taken place, Purchaser shall on a best efforts basis raise additional capital in the following minimal amounts and within 5 working days of the outlined:

$100,000 USD on November 1, 2015

$100,000 USD on January 1, 2016

$100,000 USD on March 1, 2016

13.00 FURTHER ASSURANCES

The parties hereto shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

14.00 NOTICE

All notices required or permitted to be given hereunder shall be in writing and shall be (a) delivered by messenger, (b) delivered by a recognized overnight courier service, (c) sent by registered or certified mail (postage prepaid, return receipt requested) or (d) sent by email, facsimile or other written form of electronic communication (with an electronic copy thereof delivered in accordance with clause (a), (b) or (c) of this Section 14.00) to the parties at their respective addresses set forth in the preamble hereto, or at such other address as such party may designate in writing from time to time.

15.00 ENTIRE AGREEMENT

This Agreement together with all other transaction documents executed in connection herewith constitutes the entire Agreement between the parties and supersedes all other agreements and understandings with respect to the subject matter hereof, including without limitation the Binding Term Sheet dated August 14, 2015 entered into by Parent and Seller. There are no representations or warranties, express or implied, statutory or otherwise other than as expressly set forth or referred to herein or in such other transaction documents.

16.00 TIME OF THE ESSENCE

Time shall be of the essence in this Agreement

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17.00 GENERAL

17.01 Confidentiality

In the event Purchaser fails to complete the Transaction, Purchaser will undertake to keep absolutely confidential all information, data and documentation obtained, prepared, received and/or knew (regardless how this occurs) related to Seller, or its assets (the “Confidential Information”).

17.02 Co-Operation

Each party and its representatives agree to cooperate fully with the other party and its representatives in completing due diligence on Seller, Purchaser and the Assets, and will furnish such other party’s representatives with all available information and data concerning the concession.

17.03 Regulatory Costs

It is anticipated that in accordance with regulatory requirements, Purchaser may have to complete reports and reviews, including for or on behalf of Seller a technical review report and/or examination of the Assets and audited financial statements. If so, such reports, reviews and audited financial statements will be completed at Purchaser’s expense

17.04 Directors

(a)

Steve A. Smith agrees that he shall, if so requested by the Board of Directors of Purchaser, act as a director and/or officer of Purchaser, both before and after the Closing, and that he will co-operate reasonably, including completing appropriate forms for this purpose.

(b)

The Board of Directors of Purchaser shall initially (for a period of 12 months following Closing) be composed of three (3) persons. One (1) director will be appointed at the discretion of the Purchaser, one (1) director will be nominated by the Seller, and one (1) director will be mutually agreed upon by the Purchaser and Seller. Upon completion of the 12 month period following Closing, Purchaser’s Board of Directors will be elected at the discretion of all investors in Purchaser as per its Articles of Incorporation and other organizational documents.

17.05 Non-competition

The Seller represents and warrants that:

(a)

It shall not, for a period of five (3) years from Closing, and without the express written authorization of the Purchaser, engage in any business, operations, or activities, alone or in partnership or association with other party that may compete with the Seller’s Business, and that it shall not receive any compensation or hold any interest in, any other company or entity which may compete with the Seller’s Business (the “Non-Competition Clause”).

(b)	It shall cause its employees, officers and directors to abide by and also observe the NonCompetition Clause;

(c)	It shall indemnify and hold harmless in accordance with the indemnity provisions of this Agreement, the Purchaser for any loss that may arise from a breach of the NonCompetition Clause.

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18.00 APPLICABLE LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

19.00 SUCCESSOR AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successor and assigns; provided, however, that no party shall assign or delegate any of the rights or obligations under this Agreement (whether by merger, operation of law or otherwise) without the prior written consent of the other party hereto, and any such purported assignment or delegation without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, shall confer upon any Person other than a party to this Agreement or a party’s permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except, with respect to Article VIII, to the extent that certain third-parties are expressly covered as Purchaser Indemnitees or Seller Indemnitees.

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20.00 SEVERABILITY

Should any part of this agreement be declared or held invalid for any reason, such validity shall not affect the validity of the remainder which shall continue in full force and effect and be construed as if this agreement had been executed without the invalid portion and it is hereby declared that the intention of the parties hereto that this agreement should have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.

21.00 EXECUTION OF AGREEMENT

This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

22.00 LEGAL ADVICE

The parties acknowledge that the law firm of Forstrom Jackson has prepared this agreement and in doing so is acting only for Purchaser in this transaction and not for the Seller. The Seller acknowledges and agrees to seek independent legal advice as to its rights under this agreement.

23.00 CAPTIONS

The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

24.00 SPECIFIC PERFORMANCE.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

25.00 AMENDMENT AND MODIFICATION; WAIVER.

(a)

This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto. The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance.

(b)

The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.

(c)

No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

[Signatures to appear on following page]

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IN WITNESS WHEREOF the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

SHARKREACH, INC.

/s/ Steve Smith
Steve Smith, Jr., President

ONLINE SECRETARY INC.

/s/ Troy Grant
President, Troy Grant

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SCHEDULE “A”

INCLUDED ASSETS

1.

The going concern business and operations of SHARKREACH INC. (“SRI”), including all of the undertaking and all assets owned by SRI in connection with the Influencer Owned Native Advertising network business carried on as SHARKREACH Inc. at 1219 Morningside Dr, Suite 100, Manhattan Beach, California, 90266, United States (the “Business”).

2.	The Business shall include, without limiting the generality of the foregoing:

a)	The client lists of SRI in connection with the Business (“Client List”) and Sale Pipeline of booked and projected campaigns more particularly described in Schedule “B” (the “Sale Pipeline”);

b)	All saleable stock in trade (the “stock in trade”);

c)	All useable parts and supplies (the “parts and supplies”);

d)	All leasehold interest in the lease held by the Vendor for the lease of the premises where the Business is carried out at 1219 Morningside Drive, Ste. 100, Manhattan Beach, Calif. (the “Lease”);

e)

The Goodwill of the business together with the exclusive right to the Purchaser to represent itself as carrying on the Business in succession to SRI and to use the Business, style of the business, and variations in the Business to be carried on by the Purchaser (the “Goodwill”).

3.	The name SHARKREACH or SHARKREACH INC., and any variations on that name, together with any other names under which SRI or the Business operates or functions in any way (the “Name”).

4.

All media, websites, app accounts, blogs, social media, media or distribution or communication channels, or any other means of communication and / or exposure used by, or associated with, SRI and the conduct of the Business, or the use of the Name.

5.

All contracts, contacts, associations, or relationships with people, celebrities, companies, associations, partnerships, or entities of any kind that are used to drive the Business or be used or portrayed as Influencers

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EXCLUDED ASSETS

The following Assets are expressly excluded from the purchase and sale, and are intended to be the sole and only assets so excluded:

Universal “Straight Outa Compton” Campaign Proceeds pursuant to invoices issued to date in approximate total amount of $49,000(US).

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Schedule “B”

[confidential treatment requested]

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Schedule “C”

LEFT INTENTIONALLY BLANK

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Schedule “D”

Post-Closing CAP Table

Authorized Capital Structure	200,000,000 share of common stock; $0.001 par value
Issued and Outstanding Pre-Asset Purchase	20,250,000
Issued in Conjunction with APA	24,750,000
Total Issued and Outstanding on Completion of APA	45,000,000

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